AT THE COMPANY ON THE WEB
Thomas G. Smith www.forestcity.net
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Announces Sale of Showcase Specialty Retail Center in Las Vegas

CLEVELAND – March 2, 2005 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) and Makena Development announced the sale of the Showcase specialty retail center as well as the ground lease and expansion rights to Showcase located in Las Vegas. The total sales price was $162 million. Forest City’s share is expected to generate total cash proceeds of approximately $26 million and a total pretax gain of approximately $19 million. The development parcel may generate additional proceeds upon development of air rights.

Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, “We have owned Showcase since its opening in 1996, and we felt this was the time to take advantage of the relatively high valuation in the current sales market to realign our portfolio and tighten our focus on large, complex projects. Las Vegas remains an important market for our overall portfolio, as demonstrated by our continuing commitment to the 1-million-square-foot Galleria at Sunset in nearby Henderson, Nevada.”

Showcase is a 186,000-square-foot retail center located at the south end of Las Vegas’ Strip. The multilevel center features an M & M’s World/Ethel M. Chocolates and World of Coca-Cola® theme stores, United Artists Cinema, food court, and Gameworks.

Corporate Description

Forest City Enterprises, Inc. is a $7.2 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company’s portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 19 states and the District of Columbia.

Safe Harbor Language

Statements made in this news release that state the Company or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company’s target markets, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to service debt, guarantees under the Company’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, and other risk factors as disclosed from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

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